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Exhibit 10.34

        Diogo Abreu, a current director and nominee, entered into an oral consulting agreement with the Company in November 2000 that provides for monthly cash compensation of $15,000 and payment of certain living expenses which are not to exceed $100,000 in a given year, as well as reimbursement of Mr. Abreu's actually and reasonable travel and business expenses incurred and paid by Mr. Abreu in the course of his services for the Company. In addition, on March 26, 2001, Mr. Abreu was granted warrants to purchase 450,000 shares of the Company's Common Stock at an exercise price of $0.87 per share, 112,500 of which warrants were vested upon the date of grant with the remaining 337,500 warrants vesting quarterly over a three-year period as consideration for his consulting services to the Company. Mr. Abreu's consulting relationship indefinitely and to continue to compensate him on substantially the same terms described above.

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  Exhibit 10.34